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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 June 28, 2001
              (Date of report (date of earliest event reported))

                             KATY INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                        1-5558                  75-1277589
(State or other Jurisdiction         (Commission File           (IRS Employer
     of Incorporation)                    Number)            Identification No.)

                        6300 S. SYRACUSE WAY, SUITE 300
                           ENGLEWOOD, COLORADO 80111
             (Address and Zip Code of Principal Executive Offices)

                                (303) 290-9300
             (Registrant's telephone number, including area code)
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Item 1.   Changes in Control of Registrant.

(a) On June 28, 2001, after receipt of stockholder approval, Katy Industries, Inc. ("Katy") closed on the sale of 700,000 shares of its newly-issued convertible preferred stock to KKTY Holding Company, L.L.C. ("KKTY") at an aggregate purchase price of $70 million. KKTY obtained the $70 million required to consummate the transaction from the sale of membership interests to an investment fund affiliated with Kohlberg & Co., L.L.C. The 700,000 shares of convertible preferred stock are convertible into approximately 11,666,666 shares of Katy common stock, which would represent approximately 58.2% of the outstanding shares of common stock calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion.

     KKTY will receive payment-in-kind ("PIK") dividends on the convertible preferred stock (that is, dividends in the form of additional shares of Katy convertible preferred stock) at a rate of 15% per annum (compounded annually) for three years and five months following the closing. If KKTY continues to hold the convertible preferred stock for the three year and five month period, it will receive PIK dividends of approximately 431,555 shares of convertible preferred stock, which would be convertible into approximately 7,192,598 shares of Katy common stock. The shares of Katy common stock issuable upon conversion of the convertible preferred stock issued to KKTY at the closing, together with the shares of Katy common stock issuable to KKTY upon the conversion of the convertible preferred stock issuable to KKTY through KKTY's PIK dividend right, would represent approximately 69.2% of the outstanding shares of common stock calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion.

     The convertible preferred stock is convertible at KKTY's option upon the earlier of June 28, 2006 or the occurrence of certain extraordinary events with respect to Katy.

     At Katy's annual stockholders meeting on June 28, 2001, stockholders approved, among other things, the election of the following five director nominees, each of whom was designated by KKTY and who collectively constitute a majority of the board of directors: Christopher Anderson, William F. Andrews, Samuel P. Frieder, James A. Kohlberg and Christopher Lacovara. So long as KKTY owns any convertible preferred stock of Katy, KKTY has the right to nominate for election at any stockholders meeting a simple majority of Katy's board of directors. Also, until KKTY converts any of its Katy convertible preferred stock, certain Katy stockholders (Wallace
     E. Carroll, Jr., Amelia M. Carroll and certain trusts and entities associated with the Wallace E. Carroll, Jr. family) have agreed to vote 2,480,000 of their shares of Katy common stock in favor of electing the nominees to Katy's board of directors designated by KKTY at all stockholders meetings after the 2001 annual stockholders meeting.

     The following agreements and documents are filed as exhibits hereto and are incorporated herein by reference: (i) the Preferred Stock Purchase and Recapitalization Agreement, dated June 2, 2001, between KKTY and Katy, (ii) the Stock Voting Agreement, dated June 2, 2001, between KKTY and certain Katy stockholders, (iii) the Restated Certificate of Incorporation of Katy, as amended, which includes the Certificate of Amendment to the

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     Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 28, 2001, and (iv) the press release issued by Katy on June 28, 2001. Any description of the Preferred Stock Purchase and Recapitalization Agreement, the Stock Voting Agreement or the terms of the convertible preferred stock set forth in the Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 28, 2001 contained in the foregoing summary is qualified in its entirety by reference to the applicable exhibit filed herewith.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

     Exhibit 2.1 Preferred Stock Purchase and Recapitalization Agreement, dated June 2, 2001, between KKTY Holding Company, L.L.C. and Katy Industries, Inc. (previously filed as Annex B to Katy Industries, Inc.'s Revised Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 8, 2001 and incorporated herein by reference).

     Exhibit 3.1 Restated Certificate of Incorporation of Katy Industries, Inc., as amended.

     Exhibit 4.1 Stock Voting Agreement, dated June 2, 2001, between KKTY Holding Company, L.L.C. and certain stockholders of Katy Industries, Inc. (previously filed as Annex D to Katy Industries, Inc.'s Revised Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 8, 2001 and incorporated herein by reference).

     Exhibit 99.1   Press Release issued by Katy Industries, Inc. on June 28,
                    2001.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2001           KATY INDUSTRIES, INC.

                              By:  /s/ STEPHEN P. NICHOLSON
                                 -------------------------------------------
                                 Stephen P. Nicholson
                                 Vice President, Finance and Chief Financial
                                 Officer

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                                 EXHIBIT INDEX

Exhibit Number      Exhibit
--------------      -------

Exhibit 2.1 Preferred Stock Purchase and Recapitalization Agreement, dated June 2, 2001, between KKTY Holding Company, L.L.C. and Katy Industries, Inc. (previously filed as Annex B to Katy Industries, Inc.'s Revised Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 8, 2001 and incorporated herein by reference).

Exhibit 3.1 Restated Certificate of Incorporation of Katy Industries, Inc., as amended.

Exhibit 4.1 Stock Voting Agreement, dated June 2, 2001, between KKTY Holding Company, L.L.C. and certain stockholders of Katy Industries, Inc. (previously filed as Annex D to Katy Industries, Inc.'s Revised Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 8, 2001 and incorporated herein by reference).

Exhibit 99.1        Press Release issued by Katy Industries, Inc. on June 28,
                    2001.

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